Exhibit 99.1

Interpace Diagnostics Reports Third Quarter 2016 Results of Operations

PARSIPPANY, N.J., November 18, 2016-- Interpace Diagnostics Group (NASDAQ: IDXG), a company that provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for better patient diagnosis and management, today reported financial and operational results for the third quarter ended September 30, 2016.

Operational and Cash Update:

●

The company has been reducing operational costs and working to restructure obligations incurred related to the sale of the majority of the CSO business in December 2015 as well as obligations related to the acquisition of RedPath. Quarterly installment payments due on the $10.7 million secured note payable to the RedPath shareholders, originally due beginning October 1, 2016, have been extended to begin on December 31, 2016.

●	The company had cash balances of $1.7 million on September 30, 2016 and has negotiated a line of credit of up to $1.2 million and has not drawn down on the facility to date.

Recent Business Updates Include:

●

Evidence supporting Interpace Diagnostics’ PanDNA product presented at the American College of Gastroentrerology Annual Meeting by Dr. James Farrell, Director of the Yale Center for Pancreatic Diseases, described when and how PanDNA can help assess long term risk of pancreatic cancer in patients with pancreatic cyst lesions

●

Completed the validation and launch of two new thyroid services designed to assist physicians and clinics that prefer to have the initial Fine Needle Aspirate (FNA) biopsy assessed by an independent third party.

●

Announced New York State approval of ThyGenX™ for indeterminate thyroid nodules in October enabling us to now market both ThyGenX and ThyraMir in the state, which is known to account for approximately 5% of the 600,000 FNA biopsies in the US annually.

“During the third quarter, our team continued to perform. Significant new product extensions are being brought to market which, we believe, will keep us on track to meeting our revenue goals. While Q-3 revenues were slightly less than anticipated, we are seeing strong performance in the first month of the fourth quarter,” said Jack E. Stover, President & CEO. “We are hopeful that further restructurings can be accomplished in a timely manner and accordingly we are continuing to aggressively seek and evaluate strategic alternatives.”

Financial Update:

Interpace’s net revenue for the third quarter of 2016 was $3.3 million, an increase of 32% compared to $2.5 million in the third quarter of 2015 and down 8% from the second quarter of 2016. Gross profit for the period was $1.5 million, or 44.0% of net revenue, as compared to $0.7 million, or 28% of net revenue in the prior year period. Total operating expenses for the period increased to $8.0 million from $7.4 million for the same period in 2015. Included in operating expenses in the third quarter of 2016 was a $3.4 million non cash asset impairment charge. The loss from continuing operations, before tax for the third quarter of 2016, was $7.0 million, compared to the $7.6 million loss in the third quarter of 2015. The net loss for the third quarter of 2016 was $7.5 million, as compared to a net loss of $4.9 million for the comparable period of 2015, which included $2.6 million of income from discontinued operations in 2015. Net cash used in operating activities for the nine months ended September 30, 2016 was $6.6 million of which $5.1 million was from continuing operations, a substantial improvement as compared to $13.5 million for the prior year period.

About Interpace Diagnostics Group, Inc.

Interpace Diagnostics provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for better patient diagnosis and management. The Company currently has three commercialized molecular tests: PancraGen® for the evaluation of pancreatic cysts and assessment of risk of concomitant or subsequent cancer; ThyGenX®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; and ThyraMIR®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay. Interpace Diagnostics mission is to provide personalized medicine through molecular diagnostics and innovation to advance patient care based on rigorous science.

ThyGenX® Oncogene Panel

ThyGenX® is used to improve risk stratification and surgical decision-making when standard cytopathology does not provide a clear diagnosis of thyroid cancer. Accordingly, ThyGenX® assists physicians in distinguishing between benign and malignant genotypes in indeterminate thyroid nodules by utilizing state-of-the-art next-generation sequencing (NGS) to identify more than 100 genetic alterations associated with papillary and follicular thyroid carcinomas, the two most common forms of thyroid malignancies. The ThyGenX® panel design is based on the miRInform® test, whose high predictive value has been validated in a recent prospective clinical study involving over 600 patients. Interpace Diagnostics acquired the miRInform test from Asuragen in 2014, and the test has subsequently been upgraded to an NGS platform, providing greater genomic insights and increased panel content.

ThyraMIR® Micro RNA Classifier

ThyraMIR® miRNA Classifier is the first gene expression classifier.  MicroRNAs are small, non-coding RNAs that bind to messenger RNA and regulate expression of genes involved in human cancers, including every subtype of thyroid cancer. ThyraMIR® measures the expression of 10 microRNAs and, when used in combination with ThyGenX®, yields high negative predictive value and high positive predictive value. This results in improved molecular classification of both benign and malignant thyroid nodules independent of thyroid cancer prevalence in the clinical setting.

About PancraGEN®

PancraGEN® is a pancreatic cyst molecular test that, by using a small sample of pancreatic cyst fluid, can aid in pancreatic cancer risk assessment. PancraGEN® is 90% accurate, according to clinical studies, enabling effective risk stratification of patients. Pancreatic cancer is often difficult to diagnose in early stages and typically spreads rapidly with signs and symptoms appearing when the cancer is significantly advanced. Because of this, and that complete surgical removal of the pancreas is not possible, pancreatic cancer is considered a leading cause of cancer deaths.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to our future financial and operating performance. The company has attempted to identify forward looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond company's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause company's actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, our ability to adequately finance the business, our ability to restructure our debt and other obligations, our ability to find a buyer of our assets, the market's acceptance of our molecular diagnostic tests, our ability to secure additional business and generate higher profit margins through sales of our molecular diagnostic tests, in-licensing or other means, projections of future revenues, growth, gross profit and anticipated internal rate of return on investments. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission (SEC), including without limitation, the Annual Report on Form 10-K filed with the SEC on March 30, 2016, as amended on April 29, 2016 and June 14, 2016. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACTS:

Interpace Diagnostics

Investor Relations:

Victor Roberts

RedChip Companies, Inc.

(407) 644-4256

victor@RedChip.com

Interpace Diagnostics Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue, net	$3,316	$2,506	$9,963	$6,876
Cost of revenue	1,846	1,799	4,866	5,224
Gross Profit	1,470	707	5,097	1,652

Sales and marketing	1,282	2,876	4,186	8,387
Research and development	659	1,000	1,339	1,646
General and administrative	2,858	2,498	7,655	8,909
Acquisition related amortization expense	970	986	2,909	2,825
Asset impairment	3,363	-	3,363	-
Change in fair value of contingent consideration	(1,174)	-	(1,174)	-
Total operating expenses	7,958	7,360	18,278	21,767

Operating loss	(6,488)	(6,653)	(13,181)	(20,115)
Interest expense	(539)	(884)	(1,601)	(2,616)
Other income (expense), net	4	(112)	14	(268)
Loss from continuing operations before tax	(7,023)	(7,649)	(14,768)	(22,999)
Income tax expense (benefit)	173	(180)	(54)	(430)
Loss from continuing operations	(7,196)	(7,469)	(14,714)	(22,569)
(Loss) income from discontinued operations, net of tax	(297)	2,574	101	6,828
Net loss	$(7,493)	$(4,895)	$(14,613)	$(15,741)

Basic and diluted income (loss) per share of common stock:
From continuing operations	$(0.40)	$(0.48)	$(0.82)	$(1.48)
From discontinued operations	(0.02)	0.16	0.01	0.45
Net loss per basic and diluted share of common stock	$(0.41)	$(0.31)	$(0.81)	$(1.03)

Weighted average number of common shares and common share equivalents outstanding:
Basic and Diluted	18,163	15,654	18,029	15,301

Selected Balance Sheet Data
($ in thousands)

	September 30,	December 31,
	2016	2015
Cash and cash equivalents	$1,693	$8,310

Total current assets	6,683	19,165
Total current liabilities	21,189	23,373

Total assets	45,964	67,712
Total liabilities	47,443	54,674
Total stockholders' equity	(1,479)	13,038

Selected Cash Flow Data
($ in thousands)

	For the Nine Months Ended
	September 30,
	2016	2015
Net loss	$(14,613)	$(15,741)

Net cash used in operations	$(6,617)	$(13,536)
Net cash used in investing activities	-	(583)
Net cash used in financing activities	-	(37)
Change in cash and cash equivalents	(6,617)	(14,156)
Cash and equivalents, Beginning	8,310	23,111
Cash and equivalents, Ending	$1,693	$8,955

4